ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
FISCAL YEAR-END 12/31/2015

Calvert SAGE Fund
Calvert Management Series
Calvert Variable Products, Inc.
Calvert Variable Series, Inc.

Calvert Investment Management, Inc. (“Calvert” or the “Advisor”) is the investment advisor to the above-referenced registered investment companies (Funds). Calvert has agreed, with the respective Funds, to contractually limit (direct/ or direct ordinary) net annual fund operating expenses of the Funds through April 30, 2016, as follows. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, and taxes. To the extent any expense offset arrangement reduces Fund expenses, Calvert's obligation under this agreement is reduced and Calvert shall also benefit from the expense offset arrangement. The below figures are expressed as a percentage of average net assets.

	Single Class	Class A	Class C	Class I	Class F	Class Y
Calvert SAGE Fund
Calvert Large Cap Value Fund	--	1.23%	2.35%	--	--	0.98%
Calvert Equity Income Fund	--	1.23%	2.35%	--	--	0.98%

Calvert Management Series
Calvert Tax-Free Bond Fund	--	--	--	--	--	--
Calvert Unconstrained Bond Fund	--	1.10%	1.85%	0.65%	--	0.85%

Calvert Variable Products, Inc.
Calvert VP S&P 500 Index Portfolio	0.42%	--	--	--	--	--
Calvert VP S&P MidCap 400 Index Portfolio	--	--	--	0.57%	0.81%	--
Calvert VP Nasdaq 100 Index Portfolio	0.69%	--	--	--	--	--
Calvert VP Russell 2000 Small Cap Index Portfolio	--	--	--	0.74%	0.95%	--
Calvert VP EAFE International Index Portfolio	--	--	--	0.99%	1.19%	--
Calvert VP Investment Grade Bond Index Portfolio	0.60%	--	--	--	--	--
Calvert VP SRI Large Cap Value Portfolio	0.78%	--	--	--	--	--
Calvert VP Natural Resources Portfolio	0.79%	--	--	--	--	--
Calvert VP Volatility Managed Moderate Portfolio Calvert VP Volatility Managed Moderate Growth Portfolio Calvert VP Volatility Managed Growth Portfolio					0.83% 0.83% 0.83%
Calvert Variable Series, Inc.
Calvert VP SRI Balanced Portfolio	--	--	--	--	1.15%	--
Calvert VP SRI Mid Cap Growth Portfolio	--	--	--	--	--	--

For Funds:	____________________________	For Calvert:	_________________________________________
	Ivy Wafford Duke, Assistant Vice		Vicki L. Benjamin, Senior Vice President,
	President and Assistant Secretary		Chief Financial Officer and Treasurer

Date:	________________________	Date:	________________________